EXHIBIT 23.1

The Board of Directors
Bio-Solutions, Corp.

We consent to the incorporation by reference in the registration statement (No. 333-187038) on Form S-8 of Bio-Solutions, Corp. of our report dated June 20, 2014 with respect to the balance sheet of Bio-Solutions, Corp. as of December 31, 2013, and the related statements of operations and other comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K of Bio-Solutions, Corp.

/s/ Anton & Chia, LLP
Newport Beach, California
June 25, 2014